UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2021

Commission File No. 001-12257

 MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California		95-2211612
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard
Los Angeles,	California	90010
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (323) 937-1060
____________________

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MCY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events

On March 11, 2021, the Insurance Commissioner of the state of California (“The Commissioner”) issued Bulletin 2021-03, “Premium Refunds, Credits, and Reductions in Response to COVID-19 Pandemic.”

The Bulletin directs California insurance companies to:

a.Do more to return additional premium relief from March 2020 forward, and report these additional premium returns to the Department, commensurate with continuing reductions in the exposure to loss for particular lines of insurance.
b.Communicate with their policyholders about how they will return premiums, as well as options available to consumers to reduce their ongoing premium.

Since March of 2020, Mercury General Corporation (the "Company") has returned approximately $128 million of premiums to policyholders, including approximately $116 million to California policyholders. The Company has also worked with its agents and policyholders to reclassify exposures on an individual policy basis, including reducing mileage on approximately 230,000 vehicles since the Pandemic began. The mileage reductions have significantly reduced premiums on those individual policies in a manner consistent with the Company’s filed and approved rates. The Company believes that mileage reductions more appropriately align the benefit of reduced frequency to those who are driving less, compared to blanket premium refunds to all customers.

Additionally, the Company withdrew its private passenger automobile rate filings requesting rate increases that were pending before the Pandemic. The Company has also granted premium payment relief to thousands of customers extending payment deadlines.

The Company experienced a decrease in loss frequency primarily resulting from the shelter-in-place orders issued by state and local governments in response to the COVID-19 Pandemic. However, the decline in loss frequency was partially offset by an increase in loss severity caused by more high-speed accidents. The COVID-19 Pandemic also created more uncertainty, and the total effect on losses occurring during the COVID-19 era will not be known for several years. The Company expects more late reported claims and a prolonged settlement period, particularly for bodily injury claims. The courts have been closed, and claimants have been reluctant to seek medical treatments due to the Pandemic.

The Company has been complying with the Commissioner's directive to report COVID-19 related premium relief information to the California Department of Insurance. It will continue to report the information required in the Commissioner's COVID-19 related bulletins. The Company believes that the amounts returned to-date, including the mileage reductions on individual policies, have provided appropriate and material relief to our customers.

The Company is evaluating the Commissioner's Bulletin 2021-03 and will continue to follow the reporting requirement outlined therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2021	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer